EXHIBIT 5.1
DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
11249 West 103rd Drive
Westminster, Colorado 80021
phone: 303 466 4092 / fax: 303 466 4826


December 19, 1998

Board of Directors
Innovative Medical Services


     Re:  Registration Statement on Form S-8
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Gentlemen:

     You have requested my opinion as to the legality of the issuance by Innovative Medical Services, (the "Corporation") of up to 2,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or before December 23, 1998.

     Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; (6). The Corporation's Stock Option Plans covered by the Registration Statement; and (7).Such other matters as I have deemed relevant in order to form my opinion.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

     This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent. My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     Not withstanding the above, I consent to the use of this opinion in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under
Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


DENNIS BROVARONE
Dennis Brovarone